Exhibit 99.2

TPI 287 crosses the blood brain barrier and contributes to antitumor activity in the U251 glioblastoma intracranial tumor model in nude mice

David L. Emerson, Mark Jones, Carol Bell, Eric Brown - Tapestry Pharmaceuticals, Inc. (Boulder, CO)

Introduction

A major hurdle in the development of new brain tumor treatments is the ability of drugs to sufficiently cross the blood-brain barrier and achieve therapeutic drug levels. The taxanes, paclitaxel and docetaxel, have contributed significantly to therapeutic modalities in solid tumors of lung, ovarian, and breast, but have contributed little to the treatment of primary brain tumors such as glioblastoma. TPI 287 is a new taxane in development which avoids the MDR1 efflux pump, a major component in forming the blood-brain barrier. We examined the ability of TPI 287 to accumulate in brains of rodents. In addition, efficacy studies were performed in xenografts as single agent and in combination.

Methods

Chemical Structure of TPI 287

C46H63NO15
Mol. Wt. 869.99
(2’R,3’S)-2’-hydroxy-N-carboxy-3’-amino-5’-methyl-hexanoic,N-tert-butyl ester, 13 ester 5b-20-epoxy-1,2µ,4,7b,9µ,10µ,13µ-heptahydroxy-4,10-diacetate-2-benzoate-7,9-acrolein acetal-tax-11-ene

MDR1 P-glycoprotein Drug Efflux Pump Structural Model

MDR1 strucutre courtesy of the American Society of Biochemistry and Molecular Biology.
Seigneuret and Garnier-Suillerot, 2003, J. Biol. Chem. 278(32): 20115-30124.

Blood-Brain Barrier Penetrance Studies

TPI 287 was prepared fresh each day by formulating in 5% ethanol: 5% Cremophor EL: 90% D5W. For rat studies, male Spraque Dawley rats weighing between 225-275 g were dosed with 20mg/kg TPI 287, iv via tail vein. At specified times (5 rats per sample time), 15 min, 2 and 6 hr post-dose, samples were collected. Cerebrospinal fluid (CSF) was collected under isoflurane anesthesia, from the cisterna magna. A terminal blood sample was collected from each rat via cardiac puncture, using K2EDTA as anticoagulant, and plasma processed immediately. Whole brains were removed by dissection, collected on wet ice, weighed, and stored at -200C with all other samples until assayed.  For mouse experiments, male CD-1 mice weighing 20-30 g were dosed at 20 mg/kg TPI 287, iv via tail vein. Samples were collected at 5, 15 min, 2, 8, 32, 48, 72 and 96 hr post dose (4 mice per sample time). Terminal blood samples were collected and brains processed in identical fashion to rat study. No attempts were made to measure TPI 287 in mouse CSF.

The quantitation of TPI 287 was performed with an LC/MS/MS method with internal standards for plasma and brain homogenates.  CSF samples were run against the plasma standard curve. Duplicate standard curves were run before and after sample analysis. Calibration curves consisted of standards prepared in blank plasma and blank brain homogenates. A minimum of 5 standards were run for each curve with LLOQ @ 3nM (approx. 2.6ng/ml).

In Vivo Efficacy Studies

TPI 287 was evaluated in established U251 glioblastoma tumor xenografts. The primary endpoints for these experiments included mean tumor growth inhibition (TGI) or regression. Dosing of vehicle control and TPI 287 was based on a treatment schedule of q4dx3. Female Balb/c nude mice 8 weeks of age were acquired from NexGen BioSciences, (San Diego, CA) and acclimated for 4 days after arrival prior to sub-cutaneous implant of 5-10 X 106 tumor cells. Mice were observed daily for tumor growth. When tumor volume reached 100-300 mg, groups of 8 mice each were randomly assigned, and treatment with test articles was begun.  Tumor volumes were calculated by use of the formula:

Tumor Weight (mg)	=	Width[2] (mm) x Length (mm)
2

Tumor volumes and body weights were measured twice weekly. The study was terminated when the tumors reached an average size of approximately 2 grams.

Tumor Growth Inhibition

Tumor growth inhibition (%TGI) = 100(1-Wt/Wc); Wt = median tumor volume of treated group at time x; Wc= median tumor volume of control group at time x.

Log Cell Kill (LCK) = (T-C)/(3.32xTd); T is time in days for median tumor volume to reach 2 doublings in treated group; C is time in days for control group; Td is the tumor doubling time in days; Cures are excluded from T-C calculations.

Human U251 tumor cells, 1x106, were implanted intracerebrally (ic) with a 25 gauge needle in six-weeks-old male athymic NCR-nu/nu mice purchased from Taconic Farms (Germantown, NY). Day 1 after tumor implantation, animals were randomly assigned to treatment groups (n=10), and drug treatment initiated on a q4dx3 schedule. On each day of treatment, the appropriate amount of TPI 287 was formulated in 3% Cremophor® EL / 7% ethanol / 90% D5W at a concentration of 2 mg/mL.  A portion of this solution was then diluted with the complete vehicle to achieve the lower dosing concentration of 1.2 mg/mL.  Both concentrations of TPI 287 were then kept at 370C and injected within 30 minutes of formulation on the basis of exact body weight using a volume of 0.1 mL/10 g of body weight.  Temozolomide (Temodar®) was prepared on each day of injection in Klucel + Tween® 80 at a concentration of 4 mg/mL.  Temozolomide was administered within 5 minutes of formulation on the basis of exact body weight using a volume of 0.2 mL/10 g of body weight. The experiment consisted of five treatment groups of ten mice per group and a vehicle-treated control group with ten mice for a total of 60 mice on the first day of treatment.  TPI 287 was administered alone and in combination with temozolomide at dosages of 20 and 12 mg/kg/dose given intravenously (iv) every fourth day for a total of three injections (q4dx3).  Temozolomide was administered alone and in combination with TPI 287 at a dosage of 80 mg/kg/dose given by oral gavage (po) on a q4dx3 schedule.  In the combination groups TPI 287 was given 2 hr before the temozolomide. The control group (group 1) was treated with 3% Cremophor® EL / 7% ethanol / 90% D5W, which was administered iv on a q4dx3 schedule. Animals were monitored daily, and weighed twice weekly starting at first day of treatment. The study was terminated 100 days after tumor implantation, and any animal found moribund or whose body weight dropped below 14 g was euthanized. The number of 100-day survivors, median day of death, and the increase in lifespan based on median day of death was expressed as a percentage (%ILS). Statistical analysis was conducted using a life tables analysis (stratified Kaplan-Meier estimation followed by the Mantel-Haenszel log-rank test).  All animal studies were performed under approved IACUC protocols. The brain and CSF distribution studies were performed in rats and mice at Quest Pharmaceutical Services, and the U251 orthotopic tumor study was performed at Southern Research Institute. The sub-cutaneous tumor studies were performed at Tapestry Pharmaceuticals.

Results

Brain and CSF distribution of TPI 287 after single intravenous dose in rats is shown in Table 1, Figure 1. The CSF concentration of TPI 287 was only detectable at the earliest time point and is most likely due to very high protein binding of drug. The plasma concentration time curve shows typical drug elimination profile with limited sampling time, while the brain concentration of TPI 287 remains high throughout the 6 hours of sampling. The mouse plasma and brain concentrations of TPI 287 are shown in Table 2, Figure 2. The plasma concentration time curve shows typical PK profile while the brain concentration time curve shows a significant accumulation and longer tissue residence time. Table 3 further illustrates this difference where the Brain/Plasma ratio of TPI 287 increases with time. The mean brain concentration of TPI 287 at 96 hr post drug dose is 261+/-18 nM. Figure 3, Table 4 show the efficacy results of TPI 287 as single agent or dosed in combination with temozolomide. The single agent activity of TPI 287 was statistically significant relative to vehicle dose control group, but not as impressive as the combination dose results. The better response was seen in the combination group with the lower TPI 287 dosage, possibly because of toxicity of TPI 287 at the 20mg/kg/dose. While the effect of the combination treatment was very good, only the lower dosage of TPI 287 elicited a response that was statistically better than that of temozolomide alone. Figure 4 illustrates the efficacy of TPI 287 in the U251 glioblastoma subcutaneous xenograft model, and demonstrates nearly identical activity when dosed iv or orally. This further illustrates the potential of TPI 287 as a taxane which can be dosed as an oral chemotherapeutic agent. Finally, Figure 5 compares the efficacy of TPI 287 to the currently approved taxanes in a neuroblastoma xenograft model which is inherently resistant to chemotherapy. When compounds were dosed at equal toxic levels on a single cycle of therapy, TPI 287 demonstrated superior activity in this model.

Table1.  TPI-287 Concentrations in Rats Plasma, Brain, and CSF after a Single 20 mg/kg IV Dose

	Plasma Concentration (nM)
	Rats	Rats	Rats	Rats	Rats
Time (hr)	#1, 6, 11	#2, 7, 12	#3, 8, 13	#4, 9, 14	#5, 10, 15	Mean	SD
0.2	8613.490	12699.817	8993.649	455.084	11530.596	10459.388	1976.759
2	910.649	1587.472	1093.502	937.552	1521.184	1210.072	322.773
6	273.369	313.026	422.079	389.657	253.679	330.362	73.070

Rat #4, shown in red, was excluded as an outlier.

Brain TPI-287 Concentrations in Rats after a Single 20 mg/kg IV Dose

	Brain Concentration (nM)
	Rats	Rats	Rats	Rats	Rats
Time (hr)	#1, 6, 11	#2, 7, 12	#3, 8, 13	#4, 9, 14	#5, 10, 15	Mean	SD
0.25	4100.318	6637.070	6332.098	86.182	4143.134	5303.155	1369.978
2	3800.679	4161.607	4730.760	4229.314	4692.949	4323.062	390.760
6	4131.079	5014.374	4177.129	4181.375	4710.513	4442.894	398.265

Rat #4, shown in red, was excluded as an outlier.

CSF TPI-287 Concentrations in Rats after a Single 20 mg/kg IV Dose

CSF Concentration (nM)
	Rats	Rats	Rats	Rats	Rats
Time (hr)	#1, 6, 11	#2, 7, 12	#3, 8, 13	#4, 9, 14	#5, 10, 15	Mean	SD
0.25	17.885	190.955	0.000	NC	12.050	9.978	9.121
2	BQL	BQL	BQL	BQL	BQL	BQL	NC
6	BQL	BQL	BQL	BQL	BQL	BQL	NC

BQL<5.000 ng/mL;  Some values may be listed as 0.000 for averaging.

NC = not calculated

Rat #4, shown in red, was excluded as an outlier.

Rat #2, shown in red, was excluded because CSF indicated the presence of blood.

Brain/Plasma TPI-287 Concentration Ratios in Rats after a Single 20 mg/kg IV Dose

	Brain/plasma Concentration ratio
	Rats	Rats	Rats	Rats	Rats
Time (hr)	#1, 6, 11	#2, 7, 12	#3, 8, 13	#4, 9, 14	#5, 10, 15	Mean	SD
0.25	0.476	0.523	0.704	NC	0.359	0.516	0.143
2	4.174	2.622	4.326	4.511	3.085	3.743	0.838
6	15.112	16.019	9.897	10.731	18.569	14.065	3.664

Figure 1. Plasma and Brain Concentration of TPI 287 After Single IV Dose in Rats.

100000
10000
1000
100
10
1
TPI-287 Conc. (nM)
0
1
2
3
4
5
6
Hours
Plasma
Brain
CSF

Table 2 TPI 287 PK Parameters in Mice after Single IV Dose

Brain	Plasma
Cmax ng/ml 3726.6	Cmax ng/ml 1550.2
AUC(0-96) ng-hr/ml 64984.9	AUC (0-96) ng-hr/ml 16870.2
AUC (0-¥) ng-hr/ml 88742.9	AUC (0-¥) ng-hr/ml 16951.2
MRT (expo)hr 42.5	MRT (expo)hr 17.6
CL ml/hr 0.006	CL ml/hr 0.024

Figure 2. TPI 287 Concentration Time Curve in Mice after Single 20mg/kg IV Dose

Table 3.  Brain/Plasma TPI-287 Concentration Ratios in Mice After a Single 20 mg/kg IV Dose

	Brain/Plasma Concentration Ratio
Time (hr)	Mice replicate 1	Mice replicate 2	Mice replicate 3	Mice replicate 4	Mean	SD
0.083	1.586	1.233	0.984	1.044	1.212	0.271
0.25	2.968	2.176	1.584	2.537	2.316	0.586
2.0	2.032	3.869	3.624	3.511	3.259	0.831
8.0	13.707	3.857	3.893	3.000	6.114	5.079
24.0	16.163	10.743	6.445	7.107	10.115	4.453
32.0	11.754	13.095	15.169	7.181	11.800	3.384
48.0	90.601	32.147	35.674	12.142	42.641	33.611
72.0	71.597	109.392	17.686	25.426	56.025	42.805
96.0	48.579	105.511	22.377	78.702	63.792	36.099

Figure 3. U251 Orthotopic Xenograft Study

U251 Orthotopic Xenograft Study

Table 4. TPI 287 Increases Survival in the U251 Orthotopic (Intracranial) Xenograft Study

Group		Increased	#
Number		Life Span	Survivors
(N=10)	Treatment	(ILS)	(Day 100)	P values
1	Control	0	0	NA
2	TPI 287 20mg/kg,	60%	0	1 vs.2,
	iv. QD1,5,9			P= 0.000
3	TPI 287 12mg/kg,	45%	0	1 vs. 3,
	iv. QD1,5,9			P= 0.000
4	TMZ 80mg/kg, po.	380%	1	2 vs. 3,
	QD1,5,9			P= 0.450
5	TMZ 80mg/kg, po.	575%	1	4 vs. 5,
	+ TPI 287 20mg/kg			P= 0.683
	iv. QD1,5,9
6	TMZ 80mg/kg, po.	650%	3	4 vs. 6,
	+ TPI 287 12mg/kg			P=0.046
	iv. QD1,5,9			5 vs. 6,
				P=0.108

Figure 4. Oral and IV Efficacy of TPI 287 in
Glioblastoma Xenograft Model

Figure 5. TPI 287 is More Active Than Other
Taxanes in the Multidrug Resistant Neuroblastoma
Xenograft Model

Conclusions

TPI 287 crosses the blood brain barrier in rodents with long tissue residence time.

In U251 ic. tumor model TPI 287 shows single agent and combination antitumor efficacy.

When dosed iv. or po. TPI 287 has comparable antitumor activity in U251 subcutaneous tumors.

TPI 287 outperforms other taxanes in SK-N-FI neuroblastoma xenograft which is inherently resistant to chemotherapy.

TPI 287 may have utility in brain cancer.

References

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(2).       Gallo, J. M., Li, S., Guo, P., Reed, K., Ma, J. The effect of P-glycoprotein on paclitaxel brain and brain tumor distribution in mice. Cancer Res. 2003; 63:5114-5117.

(3).       Schabel, F., Griswold, D., Laster, W., Corbett, T., Lloyd, H. Quantative evaluation of anticancer agent activity in experimental animals. Pharmac Ther. A. 1977; 1:411-435.

(4).       Emerson, D. L., Bell, C., Jones, M.E., Scheimann, B., Tapolsky, G.  Oral bioavailability and antitumor activity of TPI 287 — a new taxane analog with greater activity against tumor cells with mutant tubulin.  2006, AACR Annual Meeting Abstract/Poster 493.

(5).       Jones, M. E., Bell, C., Schiemann, B., McChesney, J. D., Emerson, D. L.  Biological Characterization of TPI 287 — A Novel Third Generation Taxane Analog.  2005, Molecular Targets and Cancer Therapeutics Meeting, AACR-NCI-EORTC, Abstract/Poster B232.

(6).       Helson, L., Jones, M. E., Carnathan, C., Pilia, P. A., McChesney, J. D.  Preclinical Assessment of TPI 287 — A novel third generation taxane analog.  2005, AACR Annual Meeting, Abstract/Poster 341.

(7).       Helson, L., Ferrara, J., Jones, M., McChesney, J.  NBT-287 (TPI 287), a third generation taxane analog, and paclitaxel resistance due to MDR-1 and mutant tubulin.  Journal of Clinical Oncology, 2004 ASCO Annual Meeting Proceedings; 22 (14S): Abstract 3114.